EXHIBIT 12.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

July 17, 2018

VIA EDGAR

ADiTx Therapeuitcs, Inc. 11161 Anderson Street Suite 105-10014 Loma Linda, CA 92354

Re:	ADiTx Therapeutics, Inc. - Validity of Issuance of Shares

Ladies and Gentlemen:

We have acted as special counsel to ADiTx Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A promulgated thereunder, of up to 1,666,666 units (the “Units”) consisting of (i) one share (the “Unit Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) one warrant (the “Unit Warrants”) to purchase one share of Common Stock. The Unit Shares and the shares of Common Stock underlying the Unit Warrants are herein referred to the “Shares.”

In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, we are of the opinion that, upon qualification of the Offering Statement: (i) the Shares will be duly authorized for issuance, will be validly issued, fully paid and nonassessable, (ii) the Units and Warrants will be duly authorized for issuance, and (iii) the Warrants and Units will constitute binding obligations of the Company enforceable against the Company in accordance with their terms.

We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

ADiTx Therapeuitcs, Inc.

July 17, 2018

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement. We also consent to the reference to our firm in the Offering Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted, /s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON llp